Exhibit 5.2
September 25, 2009
ConAgra Foods, Inc.
One ConAgra Drive
Omaha, Nebraska 68102
Re: Registration Statement on Form S-8 Filed by ConAgra Foods, Inc.
Ladies and Gentlemen:
     We have acted as counsel for ConAgra Foods, Inc., a Delaware corporation (the “Company”), in connection with the ConAgra Foods, Inc. Amended and Restated Voluntary Deferred Compensation Plan (the “Plan”). In connection with the opinions expressed herein, we have examined the Plan document. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the provisions of the written Plan document comply with the applicable provisions of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
     This opinion applies only as to the form of the written Plan document. Further, this opinion assumes: (i) that the Plan is unfunded (as such term is used in ERISA) and that the employees who are eligible to participate in the Plan constitute a select group of management or highly compensated employees (as such phrase is used in ERISA); and (ii) the limitations on claims and actions brought under the Plan are reasonable and would be at issue in a circuit in which such provisions are found to be enforceable. Without limitation of the previous sentences, we express no opinion as to whether the employees who are or will become eligible to participate in the Plan constitute a select group of management or highly compensated employees, whether the Plan will be considered “funded” for purposes of ERISA or whether the limitations on claims and actions brought under the Plan are reasonable and enforceable in any particular circuit.
     Our examination of matters of law in connection with the opinions expressed herein has been limited by the procedures we have employed and the opinions herein are limited to Title I of ERISA and the reported judicial decisions interpreting Title I of ERISA, in each case as currently in effect. We express no opinion with respect to any other laws and disclaim any undertaking to advise of any change that may occur after the date hereof.
     We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement on Form S-8 filed by the Company to effect registration of the deferred compensation obligations to be issued pursuant to the Plan under the Securities Act of 1933, as amended (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Husch Blackwell Sanders LLP Husch Blackwell Sanders LLP